UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant	☑	Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Kimberly-Clark Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☑	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Kimberly-Clark Corporation
351 Phelps Drive
Irving, Texas 75038

SUPPLEMENT TO PROXY STATEMENT
RELATED TO ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 2, 2024

This proxy statement supplement, dated March 15, 2024 (this “Supplement”), amends and supplements the definitive proxy statement on Schedule 14A (the “Proxy Statement”) filed by Kimberly-Clark Corporation (the “Company”) with the Securities and Exchange Commission (the “SEC”) on March 11, 2024 and made available to the Company’s stockholders in connection with the Company’s 2024 Annual Meeting of Stockholders (the “Annual Meeting”) to be held virtually on May 2, 2024, at 8:00 a.m. Central Time. This Supplement is being filed with the SEC and made available to stockholders on or about March 15, 2024.

This Supplement updates the disclosure included on pages 91 and 101 of the Proxy Statement relating to the effect of “broker non-votes” on “Proposal 4. Adoption of Amended and Restated Certificate of Incorporation” included in the Proxy Statement (“Proposal 4”). Shareholders may vote “FOR” or “AGAINST” Proposal 4, or may abstain from voting. “Broker non-votes,” if any, will be considered “outstanding” for purposes of Proposal 4. Abstentions and “broker non-votes,” if any, will count as votes “AGAINST” Proposal 4.

Except as described in this Supplement, none of the items or information presented in the Proxy Statement is affected by this Supplement. This Supplement does not provide all of the information that is important to your voting decisions at the Annual Meeting. The Proxy Statement contains other important additional information. We encourage you to carefully read this Supplement together with the Proxy Statement.

If you have already returned your proxy or voting instruction card or provided voting instructions, you do not need to take any action unless you wish to change your vote.